Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS
—Sales Increase 22%, Diluted Earnings Per Share Up 25%—
—Raising Full Year Earnings Estimates—

Paoli, PA, October 21, 2008 – AMETEK, Inc. (NYSE: AME) today announced third quarter results that established third quarter records for sales, operating income, net income and diluted earnings per share.

AMETEK’s third quarter 2008 sales of $647.4 million were up 22% over the same period of 2007. Operating income for the third quarter of 2008 was $120.1 million, a 25% increase from the $96.0 million recorded in the same period of 2007 and operating income margin increased 30 basis points. Net income in the third quarter of 2008 increased 24% to $70.9 million, or $0.66 per diluted share, from the third quarter 2007 level of $57.2 million, or $0.53 per diluted share.

“AMETEK had another outstanding quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth, combined with the contributions from acquired businesses enabled us to grow the top-line by 22%. We delivered strong growth in earnings, driven by the top-line growth and our operational excellence initiatives,” he commented.

“Recent events clearly point to a U.S. recession and a slowing international economy. To date we have seen minimal impacts to our business. However, we have and will continue to aggressively reduce costs given this environment,” added Mr. Hermance.

For the first nine months of 2008, AMETEK sales increased 23% to $1.91 billion from $1.55 billion in the same period of 2007. Operating income totaled $350.4 million, a 24% increase from $282.5 million earned in the first nine months of last year. Net income for the first nine months of 2008 was $203.1 million, up 22% from $166.2 million in the same period of 2007. Diluted earnings per share were $1.89 for the first nine months of 2008, up 22% from $1.55 per diluted share in the first nine months of 2007.

Electronic Instruments Group (EIG)
For the 2008 third quarter, EIG sales increased 20% to $357.6 million. Operating income was $80.2 million, compared with $62.9 million in the third quarter of 2007, an increase of 28%. Operating margins for the quarter improved to 22.4%, from 21.0% in the third quarter of 2007.

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AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS

“EIG had an excellent third quarter. Sales were up on strong core growth driven by our process and analytical, power and aerospace businesses together with the contribution from the Cameca, California Instruments, Vision Research and Xantrex Programmable Power acquisitions. Operating margins expanded 140 basis points, benefiting from the top-line growth as well as from operational excellence improvements,” said Mr. Hermance.

Electromechanical Group (EMG)
For the third quarter of 2008, EMG sales were $289.8 million, a 26% increase over the same period of 2007. Operating income of $50.4 million was up 17% from the $43.0 million recorded in the same period of 2007. Operating margins for the third quarter of 2008 were 17.4%, as compared with 18.7% in the third quarter of 2007.

“EMG also had a strong third quarter. Sales were up on solid core growth and the contributions from the acquisitions of Reading Alloys, Umeco Repair and Overhaul, Drake Air and Motion Control Group. Operating income increased as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2008 Outlook
“Given the continued strength in our key markets and the solid third quarter results, we are raising our earnings estimate for the year from our previous guidance of $2.50 to $2.54 per diluted share, to approximately $2.55 to $2.57 per diluted share, an increase of 20% to 21% over the 2007 level of $2.12 per diluted share. Revenue is estimated to be up approximately 20% over 2007,” commented Mr. Hermance.

“Our fourth quarter 2008 sales are expected to be up approximately 15% from last year’s fourth quarter. We expect fourth quarter earnings to be approximately $0.66 to $0.68 per diluted share, an increase of 16% to 19% over last year’s fourth quarter level of $0.57 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will Web cast its Third Quarter 2008 investor conference call on Tuesday, October 21, 2008, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$647,423	$528,849	$1,907,391	$1,553,600

Operating expenses:
Cost of sales, excluding depreciation (a)	437,476	356,682	1,285,676	1,050,263
Selling, general and administrative (a)	78,216	65,687	237,236	190,594
Depreciation	11,666	10,476	34,070	30,205

Total operating expenses (a)	527,358	432,845	1,556,982	1,271,062

Operating income (a)	120,065	96,004	350,409	282,538
Other expenses:
Interest expense	(15,534)	(12,182)	(45,996)	(34,089)
Other, net	(1,540)	(425)	(3,166)	(2,528)

Income before income taxes (a)	102,991	83,397	301,247	245,921
Provision for income taxes (a)	32,067	26,153	98,124	79,764

Net income (a)	$70,924	$57,244	$203,123	$166,157

Diluted earnings per share (a)	$0.66	$0.53	$1.89	$1.55

Basic earnings per share (a)	$0.67	$0.54	$1.91	$1.57

Weighted average common shares outstanding:
Diluted shares	107,577	107,764	107,619	107,359

Basic shares	106,341	106,136	106,078	105,642

Dividends per share	$0.06	$0.06	$0.18	$0.18

(a) The nine month period ended September 30, 2008 includes a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

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AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
Electronic Instruments	$357,589	$299,006	$1,041,014	$863,652
Electromechanical	289,834	229,843	866,377	689,948

Consolidated net sales	$647,423	$528,849	$1,907,391	$1,553,600

Income:
Segment operating income:
Electronic Instruments (b)	$80,249	$62,870	$237,546	$187,228
Electromechanical (b)	50,372	43,045	150,526	124,762

Total segment operating income (b)	130,621	105,915	388,072	311,990
Corporate administrative and other expenses (b)	(10,556)	(9,911)	(37,663)	(29,452)

Consolidated operating income (b)	$120,065	$96,004	$350,409	$282,538

(b) The nine month period ended September 30, 2008 includes second quarter non-cash charges of $0.5 million in the Electronic Instruments Group, $0.2 million in the Electromechanical Group and $7.1 million in Corporate administrative and other expenses, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$170,964	$180,981
Receivables, net	438,143	395,631
Inventories	362,897	301,679
Other current assets	67,941	73,913

Total current assets	1,039,945	952,204

Property, plant and equipment, net	314,950	293,107
Goodwill	1,236,484	1,045,733
Other intangibles, investments and other assets	573,765	454,656

Total assets	$3,165,144	$2,745,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$188,896	$236,005
Accounts payable and accruals	423,474	404,745

Total current liabilities	612,370	640,750

Long-term debt	969,043	666,953
Deferred income taxes and other long-term liabilities	220,759	197,290
Stockholders’ equity	1,362,972	1,240,707

Total liabilities and stockholders’ equity	$3,165,144	$2,745,700

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